EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2025 SECOND QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2025 second quarter results.

FISCAL 2025 SECOND QUARTER HIGHLIGHTS

➢	Net sales increased 39% to approximately $3.58 million versus $2.58 million in the prior year period.

➢	Net bookings decreased 22% to $1.74 million versus $2.23 million in the prior year period.

➢	Backlog decreased 14% to $7.57 million at the end of the fiscal 2025 second quarter as compared to $8.79 million at the end of the fiscal 2024 second quarter.

➢	Net income decreased to $0.02 million, or $0.01 per share, in the fiscal 2025 second quarter versus net income of $0.20 million, or $0.10 per share, in the fiscal 2024 second quarter.

This is our fourth quarter since we closed the acquisition of Micro Engineering (MEI).  Thus far we are pleased with the results.  We continue the process of integration of systems and are excited about the potential to expand our relationship with existing customers.  MEI contributed $1.58 million in revenue in the fiscal 2025 second quarter.

While revenue increased from the prior year, it declined sequentially from $3.97 million in the fiscal first quarter to $3.58 million in the fiscal second quarter.  Net income declined significantly due to the decreased revenue and increase in cost of sales.   We had a number of issues negatively impact the quarter.  The most significant was an issue with a plating supplier that resulted in fully reserving over 2,000 parts.  To put that in some perspective we shipped approximately 9,200 units from Solitron’s WPB facility in the quarter.  Scrapping the parts caused a loss of revenue while incurring the cost to reserve all raw material and work in process up until the time of scrapping.   We are still in discussions with the supplier about recovering costs.  We are withholding payment on existing payables while the matter is resolved.  Also included in costs for the fiscal 2025 second quarter are $53,000 of intangible amortization; and $26,000 of non-cash interest costs related to the accrued contingent consideration.

While reported operating income was $50,000 in the fiscal 2025 second quarter, if we adjust for the intangible amortization, it was $103,000.  That number excludes the $26,000 of non-cash interest costs, which are non-operating.  We believe the adjusted number more accurately reflects the performance of the business during the quarter.  Regardless, it was a significant decline from the previous quarter due mainly to the scrapping of parts noted above.

Bookings in the quarter were down compared to the prior year quarter.   We once again want to reiterate that our bookings have historically been lumpy.  Based on conversations, it is our expectation that the two largest programs Solitron generates revenue from will place orders in the coming months.  At present, we expect the orders to be similar in size to the past year, thus we do not expect the orders to include any additional demand related to the stockpile program.  We also recently quoted a large end-of-life order with expected deliveries over a three-year period.  Our current expectation is to receive between $7 million and $12 million of bookings between today and calendar year end.  The $12 million amount would include being awarded the end-of-life order near the maximum quantities quoted.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

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SOLITRON DEVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2024 AND AUGUST 31, 2023
(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Six Months ended	For The Six Months ended
	August 31, 2024	August 31, 2023	August 31, 2024	August 31, 2023
	unaudited	unaudited	unaudited	unaudited
Net sales	$3,581	$2,579	$7,548	$4,617
Cost of sales	2,843	1,682	5,135	3,113

Gross profit	738	897	2,413	1,504

Selling, general and administrative expenses	688	614	1,571	1,156

Operating income	50	283	842	348

Other income (loss)
Interest income	1	6	6	20
Interest expense	(77)	(26)	(127)	(53)
Dividend income	6	18	22	19
Realized gain on investments	22	210	33	332
Unrealized gain (loss) on investments	21	(291)	48	(637)
Total other (loss)	(27)	(83)	(18)	(319)

Net income (loss) before tax	$23	$200	$824	$29
Income taxes	(6)	-	(218)	-
Net income (loss)	$17	$200	$606	$29

Net income (loss) per common share - basic and diluted	$0.01	$0.10	$0.29	$0.01

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,436	2,083,436	2,083,436

For more information see our 10-Q filing at https://www.sec.gov/edgar/browse/?CIK=91668&owner=exclude

The unaudited financial information disclosed in this press release for the three months ended August 31, 2024, is based on management’s review of operations for that period and the information available to the Company as of the date of this press release. The Company’s results included herein have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent auditors have audited the Company’s results for the fiscal year ending February 29, 2024. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

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About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company’s products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the upcoming presidential election and the possibility of reduced government spending on programs in which we participate depending on the outcome thereof and the policy interests of elected officials, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 29, 2024.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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